Exhibit 8.1

Dechert LLP

Circa Centre

2929 Arch Street

Philadelphia, PA 19104

March 14, 2007

West Pharmaceutical Services, Inc.

101 Gordon Drive

Lionville, PA  19341

Re:       West Pharmaceutical Services, Inc.  (the “Company”) 4.00% Convertible Junior Subordinated Debentures due 2047 (the “Convertible Debentures”)

Ladies and Gentlemen:

You have asked us to provide an opinion to the Company with respect to the certain matters relating to the filing of the Prospectus Supplement dated March 9, 2007 (the “Prospectus Supplement”) to the Prospectus forming part of the Registration Statement on Form S-3 of the Company (the “Registration Statement”) relating to the issuance of $150,000,000 face amount of the Convertible Debentures by the Company.  The terms of the Convertible Debentures are set forth in more detail in the Prospectus Supplement.

In connection with rendering this opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Prospectus Supplement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of all documents submitted to us as certified or photostatic copies to the original documents and the authenticity of such documents.  We have assumed that any documents executed by any party are the legal, valid and binding obligation of such party.  As to any facts material to the opinions expressed herein that we did not establish independently or verify, we have relied upon the truth, accuracy and completeness of the statements and representations of the Company, its officers and other representatives, and others.

Based upon and subject to the foregoing, we are of the opinion that the statements in the Prospectus Supplement under the heading “Material United States federal income and estate tax consequences” constitute an accurate summary of the matters discussed therein in all material respects and, as qualified therein, present fairly all material U.S. federal income and estate tax consequences to an investor in the Convertible Debentures.

The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Further, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts.  We express no opinion either as to any matters not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any jurisdiction other than the federal income tax laws of the United States of America.  Additionally, we undertake no obligation to update this opinion in the event there is either (i) a change in the legal authorities upon which this opinion is based, (ii) a change in the facts or the documents upon which this opinion is based, or (iii) an inaccuracy in any of the information upon which we have relied in rendering this opinion.

This opinion is furnished to the Company in connection with the issuance of the Convertible Debentures occurring on the date hereof and is solely for the benefit of the Company, and is not to be used, circulated, quoted or otherwise referred to (other than in connection with the filing of the Prospectus Supplement) for any other purpose without our express written permission.

Very truly yours,

/s/ Dechert LLP